Exhibit 10-1
EXECUTION VERSION
AGREEMENT
          This AGREEMENT (“Agreement”) is made as of May 18, 2007 by and between Lexington Precision Corporation (“LPC”) and Lexington Rubber Group, Inc. (“LRG”) (collectively, the “Borrowers”), as borrowers under that certain Credit and Security Agreement with Borrower dated May 31, 2006 (as amended to date and as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and CapitalSource Finance LLC (“CapitalSource”), as a lender, as collateral agent and administrative agent for itself and other lenders under the Credit Agreement (CapitalSource, when acting in such capacity, is herein called the “Revolver Agent”), and as Co-Documentation Agent, and Webster Business Credit Corporation (“Webster”) as a lender (CapitalSource and Webster, as lenders, collectively the “Revolver Lenders”) and as Co-Documentation Agent (CapitalSource and Webster in such capacity, collectively the “Co-Documentation Agents”), and by and among Borrowers as borrowers under that certain Loan and Security Agreement dated May 31, 2006 (as amended to date and as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”) and CSE Mortgage LLC (“CSE”), as a lender and as collateral agent for itself and each other lender under the Loan Agreement (CSE, when acting in such capacity, is herein called the “Loan Agent”) (Revolver Agent and Loan Agent, collectively, the “Agents”), and DMD Special Situations Funding, LLC, (“DMD”), as a lender under the Loan Agreement (CSE and DMD collectively, the “Mortgage Loan Lenders”) (Revolver Lenders and Mortgage Loan Lenders collectively, the “Lenders”; those Lenders agreeing to this Agreement the “Forbearing Lenders”).
RECITALS:
     A. Revolver Lenders have loaned money and made credit available to Borrowers in accordance with the terms of the Credit Agreement. Mortgage Loan Lenders have loaned money and made credit available to Borrowers in accordance with the terms of the Loan Agreement.
     B. Borrowers and CapitalSource, Webster, CSE and DMD in their various capacities have entered into that certain First Amendment and Default Waiver Agreement dated as of November 20, 2006, (the “Former Forbearance Agreement”). Collectively the Credit Agreement, Loan Agreement and Former Forbearance Agreement may be referred to herein as the “Documents.”
     C. The Lenders have asserted that certain Defaults and Events of Default (each as defined in the Documents) have occurred under the Documents, as set forth in: (a) the Former Forbearance Agreement, (b) that Notice of Default and Notice of Termination letter issued to Borrowers by the Agents, dated February 2, 2007; (c) that certain Notice of Events of Default dated March 5, 2007; (d) that certain Notice of Events of Default dated April 4, 2007; and (e) those certain letters, the most recent of which is dated May 17, 2007, between Agent and the Borrowers related to amounts being borrowed by Borrowers under the Revolver (the “Discretionary Funding Letters” and, collectively with the correspondence identified in (b)-(e), the “Default Letters”). The Defaults and Events of Default set forth in the Former Forbearance Agreement and the Default Letters are hereby incorporated herein verbatim. The parties hereto agree that “Designated Defaults” as used herein include:
i.	the Borrowers’ failure to meet the covenant set forth in Section 8.2 of the Credit Agreement and Loan Agreement as a result of their failure to meet their Fixed Charge Coverage requirement for the period ending January 31, 2007;

ii.	the Borrowers’ failure to furnish, as required under Section 11.3 of the Credit Agreement, December 2006 covenant calculations pursuant to the request of Revolver Agent on or before February 15, 2007;

iii.	the Borrowers’ failure to obtain a landlord waiver for the Borrowers’ New York City location;

iv.	the Borrowers’ failure to make those certain interest payments arising under that certain Indenture dated as of November 18, 2003 (as supplemented or amended) in respect of LPC’s 12% Senior Subordinated Notes due August 1, 2009 (the “Subordinate Debt Issue”) due (1) November 1, 2006; (2) February 1, 2007; and (3) May 1, 2007 (or to cure such payment defaults within the applicable cure period);

v.	the Borrowers’ failure to meet the covenant set forth in Section 8.2 of the Credit Agreement and Loan Agreement as a result of their failure to meet their Fixed Charge Coverage requirements for the periods ending February 28, 2007, and March 31, 2007;

vi.	the Borrowers will fail, subsequent to the date of this Agreement, to make those certain interest payments on account of the Subordinate Debt Issue due (1) August 1, 2007 and (2) November 1, 2007 (and will not cure such payment defaults within the applicable cure period).
Borrowers contest that Designated Defaults i, ii, and iii are Defaults or Events of Default but acknowledge that Designated Defaults iv and v have occurred and are continuing to occur through the date of this agreement and that Designated Default vi will occur in the future. Borrowers acknowledge that the failure to list an alleged Default or Event of Default herein or in the Former Forbearance Agreement or Default Letters shall not impair Agents’ or Lenders’ abilities to pursue any rights or exercise any remedies related to such alleged Defaults or Events of Default upon an Event of Termination (as defined below).
     D. Borrowers acknowledge and agree that as a result of the occurrence of the Designated Defaults: (i) Agents and Lenders are entitled to accelerate the Obligations, to seek immediate payment in full of the Obligations and to exercise their rights and remedies under the Documents; and (ii) Lenders have no obligation to make further Loans or Advances or otherwise extend credit to Borrowers under the Documents or otherwise.
     E. On April 6, 2007, DMD sent a notice of acceleration to the Borrowers pursuant to which DMD made its election to accelerate the maturity of the Obligations owed to DMD. This acceleration commenced a 180-day standstill period pursuant to the Documents during which period DMD may not enforce its remedies (the “DMD Standstill Period”).
     F. Borrowers have requested that Agents and Lenders forbear from accelerating the Obligations and from taking present action to collect payment in full of the Obligations, and Lenders have agreed to do so under the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Agents, Lenders and Borrowers agree as follows:
     1. Incorporation of Recitals; Definitions. Each of the foregoing recitals is hereby acknowledged and affirmed as being accurate and complete and is hereby incorporated as part of this Agreement. Capitalized terms defined in the Recitals section of this Agreement are incorporated herein by this reference and are used herein as so defined. Capitalized terms used herein to the extent not otherwise defined herein, shall have the same meaning as provided in the Documents.
     2. Forbearance. Subject to the satisfaction of the terms and conditions set forth herein, until that date (the “Forbearance Termination Date”), which is the earliest to occur of (a) 4:00 p.m. (Eastern) on the one hundred twentieth day following the Effective Date (as defined herein) of this Agreement, plus an additional thirty (30) days (or sixty (60) days in the event of the execution of an LOI with a Deposit or an APA, as set forth in paragraph 3) should an Extending Event occur (as defined in the following paragraph), or (b) the consummation of a refinancing or a sale of the stock or assets of Borrowers (other than in the ordinary course), or (c) the date of the occurrence of any one or more Events of Termination (defined herein) (the “Forbearance Period”), Lenders will not exercise or enforce their rights or remedies against Borrowers which Agents or Lenders would be entitled to exercise or enforce under the terms of the Documents by reason of the occurrence or continuance of the Designated Defaults. This Agreement shall not act as a waiver of Agents or Lenders’ right to enforce any claims, rights or remedies, nor shall this Agreement act as a forbearance in the event Defaults or Events of Default (other than the Designated Defaults) occur at any time prior to the Forbearance Termination Date. Further, this forbearance shall not act as a waiver of Agents or Lenders’ right to enforce any claims, rights or remedies upon the occurrence of an Event of Termination. Nothing contained herein shall be construed as requiring the Forbearing Lenders to extend the Forbearance Termination Date, except pursuant to paragraph 3. On the Forbearance Termination Date, without notice, the Obligations shall be deemed automatically accelerated and immediately due and payable in full by Borrowers (unless Agents notify Borrowers otherwise in writing) to Lenders and the Borrowers’ ability to borrow additional amounts under any of the Documents shall be deemed terminated.
     3. Extending Events. An “Extending Event” shall be the delivery to Agents and Lenders of either of the following documents: (i) a letter conveying a financing proposal executed by Borrowers and an entity or person that has the financial capability to provide the proposed financing and which is not an affiliate or subsidiary in, or officer or director of, any Borrower (the “Refinancing Lender”), pursuant to which such Refinancing Lender commits to provide credit to the Borrowers, prior to the expiration of the Forbearance Period, in an amount equal to or in excess of the amount necessary to pay in full and in cash all Obligations owing on the date such amounts are remitted to the Lenders, provided that, as of such initial Forbearance Termination Date, such proposal or commitment letter does not have a contingency that makes the obligations of the Refinancing Lender subject to completing any due diligence (other than, with respect to any real estate, the completion of satisfactory surveys, title reports, environmental reports or other reports prepared by a governmental agency, engineer or attorney which such governmental agency or attorney advises the Borrowers will take more than thirty (30) days to complete) (the “Commitment Letter”); or (ii) one or more letters of intent (“LOI”) executed by Borrowers and entities or persons (the “Buyers”) pursuant to which the Borrowers, prior to the expiration of the Forbearance Period will sell such stock and/or assets and receive and tender the funds from such sale to Lenders at a price sufficient to repay in full and in cash all Obligations on the date the funds are remitted to the Lenders. In the event an LOI is executed during the initial Forbearance Period, the Forbearance Period shall be extended automatically to one hundred fifty (150) days from the Effective Date. In the event an LOI is executed which is accompanied by an earnest money deposit equal to at least three percent (3%) of the purchase price (the “Deposit”), or if an Asset Purchase Agreement or Stock Purchase Agreement (collectively the “APA”) is executed, or if the Deposit requirement of this Agreement is specifically waived by Agents, in writing, then the Forbearance Period (whether prior to the expiration of the initial Forbearance Period or during any extended Forbearance Period) will be extended, automatically, to a total of one hundred eighty (180) days from the Effective Date. The Deposit shall be remitted to an institutional Escrow Agent mutually satisfactory to the Borrowers, Buyers, Agents and Lenders.
     4. DMD Standstill. DMD agrees that the provisions of paragraphs 2 and 3 of this Agreement apply to the Obligations owed to DMD, provided, however, that the Standstill Period shall be deemed completed upon the Forbearance Termination Date.
     5. Fees, Costs, and Expenses of Lenders. All reasonable fees, costs, and expenses of Lenders (subject to any limitations provided to Agents’ Financial Advisor provided herein) shall be charged to the Borrowers when they become due during the Forbearance Period, in accordance with the Documents and this Agreement and Agents and Lenders shall not forbear from charging or collecting such amounts during the Forbearance Period.
     6. Interest Rate. Interest under all of the Documents shall be charged at the Default Rate and shall be paid to Lenders in accordance with the Documents. Agents and Lenders shall not forbear from charging or collecting such amounts during the Forbearance Period.
     7. Revolving Facility Prior to Forbearance Termination Date. During the period commencing on the Effective Date (defined below) and ending on the Forbearance Termination Date, Revolving Lenders shall make additional Advances under the Credit Agreement provided the conditions to such further Advances as set forth in this Agreement and in the Documents have been met, including but not limited to: availability, compliance with all covenants (as supplemented or amended), and that no Defaults or Events of Default other than the Designated Defaults and no Events of Termination have occurred. It is expressly acknowledged and agreed by Borrowers that upon an Event of Termination whether to make further Advances shall be solely within the discretion of the Revolving Agent or Revolving Lenders and that Revolving Agent’s or Revolving Lenders’ determination to extend Advances shall not in any manner be deemed to prejudice Revolving Agent or Revolving Lenders or act as a waiver of their otherwise applicable rights and remedies, including without limitation to cease making Advances without notice to Borrowers at any time, or to collect and enforce the full amount of the Obligations from and after the Forbearance Termination Date. As a condition to each Advance, Borrowers shall execute a form of Borrowing Base Certificate Agents will provide to the Borrowers which will represent that no Defaults or Events of Default exist under this Agreement, that there has been no material adverse event or change since the last Borrowing Base Certificate was submitted, and that reaffirms the terms of this Agreement (including the Releases provided to the Agents and Lenders hereunder) through the date of such borrowing.
     8. Forbearance Fee. A non-refundable forbearance fee in the amount equal to one percent of the Obligations outstanding on the Effective Date shall be charged on the Effective Date. The Forbearance Fee is deemed fully earned on the Effective Date and shall be paid as follows: Borrowers shall receive a credit of $130,140.64 against the Forbearance Fee for Default Interest charged during December 2006 and January 2007 on the Effective Date; the balance shall be due on the Forbearance Termination Date and Agent is directed to deduct such amount from the Revolving Credit Facility on the Forbearance Termination Date. If for any reason such amount is not paid on or before the Forbearance Termination Date, then the balance owing for such Forbearance Fee shall be added, pro rata (based upon the principal amounts then owing) to the Obligations outstanding under the Credit Agreement and Loan Agreements, all of which shall accrue interest at the rate or rates then being applied under the Credit Agreement and Loan Agreement from the Forbearance Termination Date until all Obligations are paid in full.
     9. Ratification of Existing Agreements and Amounts Owing. Borrowers hereby reaffirm all of the terms, conditions, representations and warranties of each of the Documents (except as expressly set forth herein with respect to the Designated Defaults which have occurred and are continuing) and acknowledge that all of the Obligations are, by Borrowers’ execution of this Agreement, ratified and confirmed in all respects by Borrowers. Borrowers acknowledge that, as of May 17, 2007 (prior to any borrowing May 17), Borrowers are obligated to repay the outstanding Obligations to Agents and Lenders, including without limitation $39,101,704.73 of outstanding principal, $1,562,000 of L/C Obligations, all accrued and unpaid interest, late charges, pre-payment premiums, and all reasonable fees, costs and expenses, including without limitation legal fees and expenses due pursuant to the Documents and this Agreement (whether incurred by outside or in-house legal counsel) (the “Balance”). The Balance, plus all additional advances and new Obligations incurred between May 1, 2007 and the Effective Date are subject to no offset, recoupment, claim, counterclaim or defense of any kind to their enforcement. Borrowers acknowledge and agree that they are unconditionally liable to Lenders on a joint and several basis under the Documents for the payment of all Obligations, plus all accrued and unpaid interest, late charges, pre-payment premiums, and all fees, costs and expenses incurred by Agents and Lenders, including without limitation reasonable legal fees and expenses, including in-house and outside attorneys’ fees and expenses, due pursuant to the Documents and this Agreement, the Agents’ Financial Advisor’s fees and expenses described below, and all other Obligations, each as set forth in the Documents or in this Agreement. Borrowers reaffirm that all Obligations are subject to the security interests previously granted under the Documents to the Lenders, that the Agents have, and will continue to have after execution of this Agreement, a continuing first (and second, as applicable) priority, perfected Lien on the Collateral, whether now owned or hereafter acquired, created or arising, as set forth in the Documents, subject to no Liens other than Liens expressly permitted under the Documents. Borrowers acknowledge and agree that nothing herein contained in any way impairs Lenders’ existing rights under the Documents or Agents’ first and second (as applicable) priority lien status in the Collateral.
     10. Effective Date and Conditions Precedent. The obligations of the parties hereunder shall become effective on the date when each of the following conditions are met (the “Effective Date”): (a) Borrowers shall have delivered to Agents this Agreement duly executed by an authorized officer of Borrowers; (b) the Forbearing Lenders shall have countersigned this Agreement; (c) Borrowers shall have delivered to Agents the Budget (as defined below); (d) the Borrowers and ninety-seven percent of the holders of the obligations evidencing the Subordinated Debt Issue (the “Holders”), or the indenture trustee on behalf of the Holders, shall have executed an agreement pursuant to which the Holders or the indenture trustee on behalf of the Holders agree not to take action to enforce any right or remedy related to the Subordinated Debt Issue during the Forbearance Period (the “Subordinate Debt Forbearance Agreement”); and (e) the secretary of Borrowers’ boards of directors shall have delivered to Agents a duly executed secretary’s and incumbency certificate identifying the current officers of Borrowers who are duly authorized by Borrowers’ board of directors to execute and deliver Documents, including without limitation this Agreement, and identifying the current members of the boards of directors of Borrowers. In the event condition precedent (d) of this paragraph is not satisfied by 5:00 p.m. (Eastern) May 25, 2007 (unless further extended by the Forbearing Lenders in writing), then the terms of this document shall be deemed to have been withdrawn, and the parties stipulate that none of the provisions of this Agreement shall be binding upon any party hereto.
     11. Representations and Warranties. Borrowers hereby represent and warrant that: (a) Borrowers are duly formed, validly existing and in legal good standing in the State of Delaware, that each of Borrowers has the power and authority to enter into this Agreement; (b) Borrowers have duly executed and delivered this Agreement and this Agreement constitutes the valid, binding and legal obligation of Borrowers; (c) this Agreement is not being entered into with the intent to hinder or defraud any person; and (d) the recitals set forth in the Recitals of this Agreement and all information and documents provided to Lenders in connection herewith are true, accurate and complete in all material respects. Further, Borrowers confirm, reaffirm and restate in all material respects to the Lenders, on and as of the Effective Date, the representations and warranties set forth in the Loan Agreement, the Credit Agreement, the Former Forbearance Agreement and the other Documents, except as may be set forth herein or to the extent that such representations and warranties solely relate to a specific earlier date in which case Borrowers confirm, reaffirm and restate in all material respects such representations and warranties as of such earlier date. Each request for an Advance under the Revolving Facility shall constitute Borrowers’ confirmation, reaffirmation and restatement in all material respects of the representations and warranties set forth in the this Agreement, the Loan Agreement, the Credit Agreement, the Former Forbearance Agreement and the other Documents as of the date of each such request, except as set forth herein or except to the extent that such representations and warranties relate to a specific earlier date in which case each such request shall constitute Borrowers’ confirmation, reaffirmation and restatement in all material respects of such representations and warranties as of such earlier date.
     12. Covenants. For purposes of this Agreement, EBITDA shall exclude expenses incurred by the Borrowers with their legal counsel and the I-Banker (as defined below) for professional services related directly to preparing for filing of a petition for relief under Chapter 11 of the Bankruptcy Code or the sale or refinancing of the business (the “Restructuring Charges”). For purposes of this Agreement, Fixed Charges shall exclude any charges in respect of the fees and expenses of legal counsel of the Agents and Lenders and the Agents’ Financial Advisor (as defined below). For the period commencing March 1, 2007 (the “Closing Date” for purposes of this Agreement only) and ending upon an Event of Termination, Borrowers and Lenders hereby amend Sections 8.2 of the Credit Agreement and Loan Agreement (Fixed Charge Coverage Ratio) to provide as follows: (A) Borrowers shall maintain a Fixed Charge Coverage Ratio as of the last day of each calendar month ending after the Closing Date of not less than (i) .85:1 for each month ending after the Closing Date through June 30, 2007; (ii) .75:1 for each month during the period July 1, 2007 through September 30, 2007; and (iii) .85:1 for each month during the period October 1, 2007 through an Event of Termination (if such Event of Termination occurs after October 1, 2007). For the period commencing on the Closing Date and ending upon an Event of Termination, Borrowers and Lenders hereby amend Sections 8.4 of the Credit Agreement and Loan Agreement (Leverage Ratio) to provide as follows: (B) Borrowers shall maintain a Leverage Ratio at the end of each month of not more than (i) 3.5:1 for each month after the Closing Date through June 30, 2007; (ii) 3.75:1 for each month after July 1, 2007 through September 30, 2007; and (iii) 3.5:1 for each month after October 1, 2007 through an Event of Termination (if such Event of Termination occurs after October 1, 2007). Measurement of the EBITDA component of the Leverage Ratio will be on a cumulative annualized basis beginning March 1, 2007 (consistent with what has previously been provided to the Agents’ Financial Advisor). Upon the occurrence of an Event of Termination, both the Fixed Charge Coverage Ratio and Leverage Ratio described above shall immediately revert, as of the Effective Date, to the ratios set forth in the Documents (as they existed prior to the amendments outlined in this Agreement).
     13. Financial Measurements/I-Banker. Borrowers agree to provide the following measurements to the Agents and Lenders during the Forbearance Period:
a.	Borrowers shall prepare a 13-week projection (in the form that has been previously provided since mid-February 2007) (the “Budget”). Every week, Borrowers will report actual results against the Budget and provide such information to Agents, Lenders and Agents’ Financial Advisor on or prior to the Status Call (as defined below). Borrowers will also roll the Budget forward every two weeks to continue to project 13 weeks ahead. Borrowers agree to give Agents, Lenders and Agents’ Financial Advisor notice when they become aware of any customer intent to terminate or materially reduce any business. Borrowers will also provide an estimate of the impact of such event on monthly projections to the Agents’ Financial Advisor.

b.	Borrowers have provided to Agents’ Financial Advisor an updated revenue and EBITDA projection (the “Revenue and EBITDA Projection”). For purposes of compliance with this Agreement, the actual performance shall not be less than the Revenue and EBITDA Projection by more than ten percent (10%), on a cumulative basis from March 1, 2007. Actual results under the Revenue and EBITDA Projection shall be provided to the Agents, Lenders and Agents’ Financial Advisor monthly, twenty days after the end of the prior month, commencing June 20, 2007. For purposes of this Agreement, EBITDA shall exclude Restructuring Charges.

c.	Borrowers shall have delivered to Agents proof of execution of an engagement agreement with W.Y. Campbell, or such other financial advisor and/or investment banker selected by Borrowers and reasonably acceptable to Agents and Lenders (the “I-Banker”), in form and substance reasonably satisfactory to Agents and Lenders, by no later than May 31, 2007, for a period no less than the Forbearance Period and, pursuant to the terms of such engagement agreement, the I-Banker shall assist the Borrowers in their efforts to refinance the Obligations or effectuate a sale transaction of assets or stock sufficient to pay in full in cash all Obligations before the expiration of the Forbearance Period. Such I-Banker’s engagement shall outline the steps the I-Banker intends to take and also authorize the I-Banker to speak to Agents and Lenders as set forth in paragraph 14 herein, and to provide materials as provided in paragraph 14 herein by the dates specified. By no later than June 15, 2007, initial marketing materials shall be prepared, distributed to potential interested parties and provided to Agents and Lenders.
     14. Status Calls with Lender. Borrowers also agree that on every other Tuesday, commencing May 22, 2007, Agents, Agents’ Financial Advisor, Lenders, Borrowers (chief financial officer or co-chief executive officer) and I-Banker shall have a phone conference (the “Status Call”), commencing at a time set by agreement among the parties. During such calls, Borrowers and I-Banker shall update Agents, Agents’ Financial Advisor and Lenders as to (i) the Borrowers’ financial and operational status, including updates as to relations with vendors and suppliers, (ii) the occurrence of any litigation (pending or threatened) between Borrowers and any party where the amount in controversy exceeds $1,000,000, (iii) any change in status of any Material Agreements, any material matters or material occurrences (as required pursuant to Sections 10.1, 10.5 and 10.12 of the Credit Agreement and Loan Agreement), (iv) and updates as to efforts being undertaken and expressions of interest regarding refinancing proposals or any sale. Borrowers shall not be required to disclose to Agents, Agents’ Financial Advisor or Lenders the identities of any potential refinancing prospects or Buyers.
     15. Agents’ Financial Advisor. Agents have retained Bridge Associates, LLC (“Agents’ Financial Advisor” or “Bridge”) to assist them in evaluating the Borrowers’ financial and operational status and to assist them in connection with any legal proceedings that may arise. Agents have agreed that Borrowers shall be liable for Bridges’ fees of no more than $45,000, total, beginning on the Effective Date of this Agreement and for the months of June and July 2007, and no more than $50,000 for the period August through September 30, 2007. Should the Forbearance Period extend past September 30, 2007, Bridge’s fees shall not be subject to a cap, but will be limited by the terms of the Credit Agreement and Loan Agreement. Further, should an Event of Termination occur, then Borrowers acknowledge they shall be liable to Agents for all of Bridge’s reasonable fees and expenses, and Agents’ agreement to cap the fees as set forth herein shall not be deemed an admission by anyone that Bridge’s reasonable fees are the amount set forth in theses caps.
     16. Events of Termination. The occurrence of any one or more of the following events shall constitute an event of termination (each an “Event of Termination”) hereunder, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE: (a) a Default or Event of Default under the Documents (other than the Designated Defaults); (b) the failure of Borrowers to comply with the terms of this Agreement, including without limitation the failure of any covenant set forth in Paragraphs 11-13 of this Agreement; (c) the termination of the Subordinate Debt Forbearance Agreement; (d) the payment of any amount on account of the Subordinate Debt Issue or other Subordinated Debt; (e) the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against one or both Borrowers; (f) the claim, initiation or commencement of any claim or proceeding in favor of, through or by Borrowers against any Agent or Lender including any that alleges that the release of Agents and Lenders set forth herein or in any of the other Documents is invalid or unenforceable. Upon the occurrence and continuance of any Event of Termination, Agents may, at their option and with written notice to Borrowers, exercise any and all rights and remedies pursuant to the Documents.
     17. Release of Lenders. By execution of this Agreement, Borrowers acknowledge and confirm that they do not have any offsets, defenses or claims whatsoever against Agents, Lenders, or any of Agents or Lenders’ subsidiaries, affiliates, officers, directors, employees, agents, consultants, attorneys, predecessors, successors or assigns whether asserted or unasserted as of the Effective Date. To the extent that such offsets, defenses or claims may exist, Borrowers for each of themselves and their successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable (collectively, “Releasors”), jointly and severally, knowingly, voluntarily and intentionally release and forever discharge Agents, Lenders, their subsidiaries, affiliates, officers, directors, employees, agents, consultants, attorneys, predecessors, successors and assigns, both present and former (individually, a “Releasee” and collectively, the “Releasees”) of and from any and all manner of actions, causes of action, suits, debts, controversies, torts, damages, judgments, executions, claims and demands whatsoever, including, without limitation, any so-called “lender liability” claims or defenses which it has, asserted or unasserted, in law or in equity, which Releasors ever had or now have against the Releasees, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated based upon, or in any manner connected with (i) any transaction, event circumstance, action, omission, failure to act or occurrence of any sort or type, whether known or unknown, which occurred, existed, or was taken or permitted prior to the execution of this Agreement with respect to the Obligations, the Documents, including the Former Forbearance Agreement, or the administration thereof (ii) any discussions, commitments, negotiations, conversations or communications, whether oral or evidenced by a writing of any sort prior to the execution of this Agreement with respect to the Obligations, or (iii) any thing or matter related to any of the foregoing prior to the execution of this Agreement. Borrowers acknowledge and agree that the inclusion of this paragraph in this Agreement and the execution of this Agreement by the Agents and Lenders does not constitute an acknowledgment or admission by the Agents or Lenders of liability for any matter, or a precedent upon which any liability may be asserted. If Borrowers assert or commence any claim, counter-claim, demand, obligation, liability or cause of action in derogation of the foregoing release or challenges the enforceability of the foregoing release (in each case, a “Violation”), then the Borrowers jointly and severally agree to pay in addition to such other damages as any Releasee may sustain as a result of such Violation, all attorneys’ fees and expenses (including in-house and outside counsels’) incurred by such Releasee as a result of such

Violation. Specifically covered by this Release are the claims or defenses arising on account of the allegations Borrowers made prior to their execution of this Agreement that Agents or Lenders improperly charged the Default Rate for any period, incorrectly asserted any covenant violation by Borrowers (including those identified in Paragraph C of the Recitals in this Agreement), or that Borrowers executed any of the Default Letters while under duress or without the advice of legal counsel.
     18. No Waiver by Agents or Lenders. Except as specifically set forth in this Agreement, nothing in this Agreement shall extend to or affect in any way any of the Obligations or any of the rights of Agents or Lenders and remedies of Agents or Lenders arising under the Documents. Agents and Lenders shall not be deemed to have waived any or all of such rights or remedies with respect to any default or event or condition which, with notice or the lapse of time, or both, would become a Default or Event of Default under the Documents and which upon Borrowers’ execution and delivery of this Agreement might otherwise exist or which might hereafter occur. The failure of Agents or Lenders at any time or times hereafter to require strict performance by Borrowers of any of the provisions, warranties, terms and conditions contained in this Agreement or in the Documents shall not waive, affect or diminish any right of Agents or Lenders at any time or times thereafter to demand strict performance thereof; and, no rights of Agents or Lenders hereunder shall be deemed to have been waived by any act or knowledge of Agents, Lenders, or either of their agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an authorized officer of each of the Agents and Lenders and directed to such Person specifying such waiver. No waiver by Agents or Lenders of any of their rights shall operate as a waiver of any other of their rights or any of their rights on a future occasion at any time and from time to time. All terms and conditions of the Documents remain in full force and effect except to the extent specifically modified by this Agreement.
     19. Acknowledgment/Waiver of Legal Counsel; Drafting of Agreement. Borrowers represent and warrant that: (a) they are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement and have voluntarily and without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement; or (b) they have knowingly and intentionally waived their right to have legal counsel of their choice review and represent them with respect to the negotiation and preparation of this Agreement. Borrowers further represent and warrant and acknowledge and agree that they have participated in the drafting of this Agreement.
     20. Entire Agreement; No Third-Party Beneficiaries; Binding Affect. This Agreement constitutes the entire and final agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations among the parties with respect to the subject matter hereof except as set forth herein. This Agreement will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement or in the Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Documents.
     21. Governing Law. This Agreement is executed and delivered in the State of New York (the “State”) and it is the desire and intention of the parties that it be in all respects interpreted according to the laws of the State, without reference to its conflicts of law principles. Borrowers specifically and irrevocably consent to the jurisdiction and venue of the federal and state courts of the State with respect to all matters concerning this Agreement or the Documents or the enforcement of any of the foregoing. The parties hereto agree that the execution and performance of this Agreement shall have a State situs and accordingly, consent to personal jurisdiction in the State.
     22. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and a copy thereof delivered to each party under this Agreement.
     23. WAIVER OF JURY TRIAL. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE DOCUMENTS OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF AGENTS OR LENDERS AND/OR BORROWERS WITH RESPECT TO THE DOCUMENTS, INCLUDING THIS AGREEMENT, OR IN CONNECTION WITH ANY DOCUMENT EXECUTED IN CONNECTION WITH THE DOCUMENTS OR THIS AGREEMENT OR THE EXERCISE OF ANY PARTIES’ RIGHTS AND REMEDIES UNDER THE DOCUMENTS OR THIS AGREEMENT (WHETHER SUCH EXERCISE WAS CORRECT OR IN ERROR) OR OTHERWISE, OR THE CONDUCT OF THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWERS AGREE THAT AGENTS AND LENDERS MAY FILE A COPY OF THIS DOCUMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT OF BORROWERS IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF AGENTS OR LENDERS TO ENTER INTO THIS AGREEMENT AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHERESOVER BETWEEN BORROWERS AND AGENTS OR ANY LENDER SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. BORROWERS CERTIFY THAT NEITHER THE AGENTS NOR LENDERS NOR ANY OF THEIR REPRESENTATIVES, AGENTS OR COUNSEL HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENTS AND LENDERS WOULD NOT IN THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.
     24. Agreement Controls. In the event of any inconsistency between this Agreement and the Documents, the terms of this Agreement shall control.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have executed this Forbearance Agreement under seal as of the day and year first written above.

BORROWER:

Lexington Precision Corporation

By: Name:	/s/ Warren Delano Warren Delano
Its:	President

Lexington Rubber Group, Inc.

By: Name:	/s/ Warren Delano Warren Delano
Its:	President

AGENTS AND FORBEARING LENDER:

CapitalSource Finance LLC

By: Name:	/s/ Joanne Fungaroli Joanne Fungaroli
Its:	Authorized Signatory

Webster Business Credit Corporation

By: Name:	/s/ Alan F. McKay Alan F. McKay
Its:	Vice President

CSE Mortgage LLC

By: Name:	/s/ Joanne Fungaroli Joanne Fungaroli
Its:	Authorized Signatory

DMD Special Situations Funding, LLC

By: Name:	/s/ Hans C. Geyer Hans C. Geyer
Its:	Director of Investments